Exhibit 99.1

Q3 2025

Shareholder Letter

Letter to Shareholders: Q3 2025

Key quarterly metrics

Dear Shareholders:

The third quarter was about moving from building the foundation to putting the pieces in place for continued growth. We advanced execution, expanded into targeted markets, and simplified the customer experience through enhanced AI and tighter product integration across realty and mortgage. Our goal remains clear: make homeownership simpler, smarter, and more affordable by bringing the full journey onto one platform.

In the third quarter:

●	Revenue increased 326% year over year to $1.5 million, compared to $0.3 million in the third quarter of 2024, driven primarily by mortgage brokerage transactions and subscription fees for AI conversational technologies.

●	Gross profit rose to $750 thousand, up from $226 thousand in the prior-year quarter, reflecting higher loan origination and brokerage volume. Gross margin declined to 52% from 67%, primarily reflecting a higher contribution from mortgage brokerage services, which carry lower margins as direct broker commissions are recorded within cost of revenue.

●	Cash ended the quarter at approximately $9.3 million, up from $7.0 million in the prior year, reflecting strengthened liquidity following capital raises and debt repayment.

●	Adjusted EBITDA was $(2.2) million, compared to $(1.3) million in Q3 2024, reflecting ongoing investment in AI infrastructure, market expansion, and platform integration.

●	Net loss was $(5.8) million, compared to $(2.1) million in Q3 2024.

●	The Company regained compliance with Nasdaq’s minimum market value requirement and continues to work toward full compliance with listing standards.

We are being deliberate about how we communicate our progress. My commitment to shareholders is to report what we have accomplished, where we are going, and how we will measure the progress. That means fewer announcements about ideas and more updates tied to execution. It also means clarity about the work still ahead: we will continue to invest in areas that drive growth, enhance customer experience, and improve unit economics, and we will pace expansion so that our foundation remains strong as we scale.

Clearing the Path for Growth

In the third quarter, we strengthened our balance sheet and simplified our capital structure to support long-term growth. We raised approximately $7.5 million through equity offerings, $10.0 million from warrant exercises, and $0.9 million through our at-the-market program. These proceeds allowed us to fully repay our secured promissory note with Streeterville Capital, eliminating all parent-level debt. With a stronger balance sheet and improved liquidity, we’re positioned to invest in high-impact initiatives that advance our integrated homebuying platform.

Operationally, we continued to focus on scalability and efficiency. Teams streamlined workflows across realty and mortgage, reducing overlap in systems and improving visibility into data and key drivers of performance. These actions help ensure that as volumes increase, we maintain quality, consistency, and speed across the platform.

We also maintained focus on core public company fundamentals, including governance, disclosure discipline, and consistent communication with investors. In September, we regained compliance with Nasdaq’s minimum market value requirement, an important milestone, but one part of a larger effort to build trust in how we operate as a public company. Our next priority is addressing the minimum bid price requirement through steady execution and transparent communication. Together, these steps reinforce our financial discipline and strengthen the foundation for the next phase of growth.

Executing Our Platform Strategy at Scale

This quarter, we continued to build the business by expanding into new states, improving our systems, and streamlining the customer journey. We expanded our real estate brokerage presence into Georgia through our REALTOR® affiliate and extended our mortgage footprint into Utah and Nevada, with local leadership and infrastructure in place to support growth. These steps reflect reAlpha’s disciplined approach to strategic service expansion, focused on operational consistency and integrating capabilities across realty and mortgage.

Present in 31 markets as of November 10, 2025

We also made meaningful progress in how technology supports our ability to scale. In mortgage operations, we upgraded the internal AI Loan Officer Assistant to improve document recognition and validation, reducing manual work on repeatable tasks. These upgrades allow our teams to process more applications efficiently and maintain the high level of quality that customers expect.

Behind the scenes, these AI integrations improve data flow, reduce manual handoffs, and give teams clearer visibility across customer touchpoints. This work strengthens decision accuracy and creates a smoother, more connected experience from search through closing.

On the consumer side, we expanded Claire, our AI homebuying concierge, to better support buyers through the early stages of their journey. Claire helps users identify the best next steps, connect with reAlpha’s real estate and mortgage partners, and onboard on our platform. Claire’s recommendations are informed by data and conversation context, creating a more cohesive guided experience for buyers.

We also strengthened the go-to-market spine that supports expansion. Brand, messaging, and customer interactions are now aligned across advertising, product, and automated communication channels, ensuring customers experience a cohesive, consistent journey at every touchpoint. By connecting these elements with our technology and incentive programs, we’re creating a unified experience that enhances engagement, reinforces our market position, and builds lasting value for homebuyers and the business.

One reAlpha: Uniting Vision, Culture, and Capability

This quarter, we aligned our organization around our refreshed vision: to reimagine the path to homeownership, powered by AI and designed for people. This vision defines how we innovate, operate, and communicate by connecting technology, data, and people under a single purpose.

To bring that vision to life, we unified our teams under “One reAlpha,” a structure that ensures every part of the organization moves with the same voice, behavior, and discipline.

As part of this evolution, in October 2025, we completed the full integration of Naamche into our product and technology organization. More than 30 AI engineers, software developers, UX designers, analysts, and creative professionals are now contributing within a single unified model. This integration goes beyond headcount, it brings specialized AI capabilities directly into our product development process, allowing teams to iterate faster, share learnings more efficiently, and deploy automation at greater scale.

Culturally, we’re moving forward with urgency, clarity, and accountability. The same alignment driving our product and organizational integration now also shapes how we operate day-to-day, through clear ownership, consistent operating rhythms, and accountability for results. This shared mindset keeps us connected to our purpose, accelerates learning, and ensures that as we scale, we continue to build with people - our customers, partners, and teammates - at the center of everything we do.

Looking Forward

As we enter the final quarter of 2025, our focus remains clear: execution, compliance, and readiness for the next homebuying season and phase of scale. We believe the progress we’ve made this year: strengthening our balance sheet, expanding into new markets, and integrating AI into our operations has positioned us for sustainable growth in 2026.

We are prioritizing three objectives as we move ahead.

●	First, we are working toward full compliance with Nasdaq’s continued listing standards, including resolving the minimum bid price requirement by executing consistently and increasing investor confidence.

●	Second, we are advancing our 2026 product roadmap with a focus on efficiency, automation, and human-centered design, ensuring that AI continues to amplify what people do best while also improving customer experience and operational scale.

●	Third, we are expanding our platform and market reach, led by reAlpha Realty and reAlpha Mortgage, and evaluating selective partnerships and acquisitions that strengthen integration across realty, mortgage, and title.

Together, these priorities reflect our commitment to disciplined growth: maintaining financial strength, deepening platform integration, and scaling technology that empowers people and delivers lasting value for shareholders.

Lastly

To our employees, thank you for your focus, creativity, and discipline. You are the reason our vision becomes reality. To our partners, thank you for your trust and collaboration as we build something meaningful in a complex market. And to our shareholders, thank you for your patience and conviction. The foundation is in place. Now our focus is on consistent execution, disciplined growth, and delivering lasting value. I remain committed to transparency, accountability, and building a company that earns your confidence through consistent performance and measurable results.

Sincerely,

/s/ Mike Logozzo
Mike Logozzo
Chief Executive Officer

reAlpha Tech Corp. (NASDAQ: AIRE)

Use of Non-U.S. GAAP Financial Measures

This letter includes Adjusted EBITDA, a financial measure that is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and may be different from non-U.S. GAAP financial measures used by other companies. We reconcile our Adjusted EBITDA to our net income (loss) adjusted to exclude interest expense, depreciation and amortization, share based compensation, and other non-cash, non-operating, or non-recurring items that we believe are not indicative of our core business operations.

We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that these non-U.S. GAAP financial measures may be helpful to investors because it provides consistency and comparability with past financial performance. This non-U.S. GAAP financial measure is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. A reconciliation of this non-U.S. GAAP financial measure to the most directly comparable U.S. GAAP measures can be found in the appendix to this presentation and in our public filings with the SEC.

About reAlpha Tech Corp.

reAlpha Tech Corp. (Nasdaq: AIRE) is an AI-powered real estate technology company that aims to transform the multi-trillion-dollar U.S. real estate services market. reAlpha is developing an end-to-end platform that streamlines real estate transactions through integrated brokerage, mortgage, and title services. With a strategic, acquisition-driven growth model and proprietary AI infrastructure, reAlpha is building a vertically integrated ecosystem designed to deliver a simpler, smarter, and more affordable path to homeownership. For more information, visit www.realpha.com.

Forward-looking statements

The information in this letter includes “forward-looking statements.” Any statements other than statements of historical fact contained herein, including statements by our Chief Executive Officer, Mike Logozzo or the expected future performance of reAlpha, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “could”, “might”, “plan”, “possible”, “project”, “strive”, “budget”, “forecast”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: reAlpha’s ability to pay contractual obligations; reAlpha’s liquidity, operating performance, cash flow and ability to secure adequate financing; reAlpha’s limited operating history and that reAlpha has not yet fully developed its AI-based technologies; whether reAlpha’s technology and products will be accepted and adopted by its customers and intended users; reAlpha’s ability to commercialize its developing AI-based technologies; reAlpha’s ability to integrate the business of its acquired companies into its existing business and the anticipated demand for such acquired companies’ services; reAlpha’s ability to successfully enter new geographic markets and to scale its operational capabilities to expand into additional geographic markets and nationally; the potential loss of key employees of reAlpha and of its subsidiaries; the outcome of certain outstanding legal proceedings or any legal proceedings that may be instituted against reAlpha; reAlpha’s ability to obtain, and maintain, the required licenses to operate in the U.S. states in which it, or its subsidiaries, operate in, or intend to operate in; reAlpha’s ability to successfully identify and acquire companies that are complementary to its business model; the inability to maintain and strengthen reAlpha’s brand and reputation; reAlpha’s ability to reduce its manual loan processing time and manual effort of its employees through the implementation of its Loan Officer Assistant and CRM platform across real estate and mortgage operations; reAlpha’s ability to improve data accuracy and boost engagement of its brand through its redesigned website and the integration of CRM platform across real estate and mortgage operations; reAlpha’s ability to enhance its operational efficiency, improve cross-functional coordination and support the reAlpha platform’s continued growth through the implementation of its new internal organizational structure; reAlpha’s ability to continue attracting loan officers and maintain its relationship with its REALTOR® affiliate to expand its operations nationally; any accidents or incidents involving cybersecurity breaches and incidents; the availability of rebates, which may be limited or restricted by state law; risks specific to AI-based technologies, including potential inaccuracies, bias, or regulatory restrictions; risks related to data privacy, including evolving laws and consumer expectations; the inability to accurately forecast demand for AI-based real estate-focused products; the inability to execute business objectives and growth strategies successfully or sustain reAlpha’s growth; the inability of reAlpha’s customers to pay for reAlpha’s services; reAlpha’s ability to obtain additional financing or access the capital markets on acceptable terms and conditions in the future; reAlpha’s ability to maintain compliance with Nasdaq listing rules; reAlpha’s ability to regain compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2); changes in applicable laws or regulations, including with respect to AI and AI technologies, and the impact of the regulatory environment and complexities with compliance related to such environment; and other risks and uncertainties indicated in reAlpha’s SEC filings. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements. Although reAlpha believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. reAlpha’s future results, level of activity, performance or achievements may differ materially from those contemplated, expressed or implied by the forward-looking statements, and there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking statements. For more information about the factors that could cause such differences, please refer to reAlpha’s filings with the SEC. Readers are cautioned not to put undue reliance on forward-looking statements, and reAlpha does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements

reAlpha Tech Corp. and Subsidiaries

Condensed Consolidated Balance Sheet

September 30, 2025 (Unaudited) and December 31, 2024

	September 30, 2025	December 31, 2024
ASSETS

Current Assets
Cash	$9,278,879	$3,123,530
Accounts receivable, net	42,943	182,425
Receivable from related parties	-	12,873
Prepaid expenses	2,509,042	180,158
Current assets of discontinued operations	-	56,931
Other current assets	361,558	487,181
Total current assets	12,192,422	4,043,098

Property and Equipment, at cost
Property and equipment, net	$50,378	$102,638

Other Assets
Investments	204,923	215,000
Other long term assets	-	31,250
Intangible assets, net	3,071,109	3,285,406
Goodwill	4,208,261	4,211,166
Capitalized software development - work in progress	-	105,900

TOTAL ASSETS	$19,727,093	$11,994,458

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$200,386	$655,765
Related party payables	5,622	9,287
Short term loans - related parties -current portion	227,504	261,986
Short term loans - unrelated parties -current portion	260,966	519,153
Accrued expenses	1,246,672	1,164,813
Deferred liabilities, current portion	1,117,807	1,534,433
Total current liabilities	$3,058,957	$4,145,437

Long-Term Liabilities
Embedded derivative liability	4,479,980	-
Preferred stock liability	377,343	-
Other long term loans - related parties - net of current portion	6,424	45,052
Other long term loans - unrelated parties - net of current portion	103,811	241,121
Note payable, net of discount	-	4,909,376
Other long term liabilities	801,000	1,086,000
Total liabilities	$8,827,515	$10,426,986

Stockholders’ Equity (Deficit)
Preferred Stock ($0.001 par value; 5,000,000 shares authorized) 1,000,000 shares designated as Series A Convertible Preferred Stock; 250,000 and 0 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	-	-
Common stock ($0.001 par value; 200,000,000 shares authorized, 103,050,651 shares outstanding as of September 30, 2025; 200,000,000 shares authorized, 45,864,503 shares outstanding as of December 31, 2024)	103,047	45,865
Common stock to be issued	280,000	-
Additional paid-in capital	61,610,536	39,770,060
Accumulated deficit	(51,008,326)	(38,260,913)
Accumulated other comprehensive (loss) income	(96,074)	5,011
Total stockholders’ equity of reAlpha Tech Corp.	10,889,183	1,560,023

Non-controlling interests in consolidated entities	10,395	7,449
Total stockholders’ equity	10,899,578	1,567,472

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,727,093	$11,994,458

reAlpha Tech Corp. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

For the Three and Nine Months Ended September 30, 2025 and 2024 (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024

Revenues	$1,445,137	$339,227	$3,623,153	$422,006
Cost of revenues	695,557	113,361	1,733,441	139,687
Gross Profit	749,580	225,866	1,889,712	282,319

Operating Expense
Wages, benefits and payroll taxes	1,655,061	779,561	4,291,586	1,674,647
Repairs and maintenance	344	1,537	1,304	3,132
Utilities	4,963	2,555	16,881	5,197
Travel	27,172	75,424	111,556	186,705
Dues and subscriptions	29,732	37,491	121,971	74,234
Marketing and advertising	2,481,015	243,362	4,483,626	451,103
Professional and legal fees	996,329	441,569	2,742,220	1,222,086
Depreciation and amortization	132,001	99,009	393,445	239,792
Impairment of capitalized software	-	-	105,900	-
Other operating expense	371,764	170,548	1,032,663	345,832
Total operating expense	5,698,381	1,851,056	13,301,152	4,202,728

Operating Loss	(4,948,801)	(1,625,190)	(11,411,440)	(3,920,409)

Other Expense (income)
Changes in fair value of contingent consideration	(67,000)	-	(148,000)	-
Interest expense, net	388,364	119,485	934,365	130,607
Change in fair value of preferred stock liability and embedded derivative liability	95,495	-	(243,883)	-
Other expense, net	415,664	289,469	787,770	741,249
Total other expense	832,523	408,954	1,330,252	871,856

Net Loss from continuing operations before income taxes	(5,781,324)	(2,034,144)	(12,741,692)	(4,792,265)
Income tax (expense) benefit	-	-	-	-

Net Loss from continuing operations	(5,781,324)	(2,034,144)	(12,741,692)	(4,792,265)

Discontinued operations (Roost and Rhove)
Loss from operations of discontinued operations	-	(64,430)	-	(203,666)
Income tax benefit	-	-	-	-
Loss on discontinued operations	$-	$(64,430)	$-	$(203,666)

Net Loss	$(5,781,324)	$(2,098,574)	$(12,741,692)	$(4,995,931)

Less: Net Income (Loss) Attributable to Non-Controlling Interests	1,317	(26)	2,946	(74)

Net Loss Attributable to Controlling Interests	$(5,782,641)	$(2,098,548)	$(12,744,638)	$(4,995,857)

Other comprehensive income (loss)
Foreign currency translation adjustments	17,282	(33,917)	(89,154)	(33,917)
Total other comprehensive income (loss)	17,282	(33,917)	(89,154)	(33,917)

Comprehensive Loss Attributable to Controlling Interests	$(5,765,359)	$(2,132,465)	$(12,833,793)	$(5,029,774)

Basic loss per share
Continuing operations	$(0.07)	$(0.05)	$(0.22)	$(0.11)
Discontinued operations	$-	$-	$-	$-
Net Loss per share — basic	$(0.07)	$(0.05)	$(0.22)	$(0.11)

Diluted loss per share
Continuing operations	$(0.07)	$(0.05)	$(0.22)	$(0.11)
Discontinued operations	$-	$-	$-	$-
Net Loss per share — diluted	$(0.07)	$(0.05)	$(0.22)	$(0.11)

Weighted-average outstanding shares — basic	81,716,309	44,372,982	58,167,658	44,240,099

Weighted-average outstanding shares — diluted	81,716,309	44,372,982	58,167,658	44,240,099

reAlpha Tech Corp. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2025, and 2024 (unaudited)

	For the Nine Months Ended	For the Nine Months Ended
	September 30, 2025	September 30, 2024
Cash Flows from Operating Activities:
Net Loss	$(12,741,692)	$(4,995,931)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	393,445	304,222
Impairment of capitalized software	105,900	145,746
Amortization of loan discounts	545,624	-
Stock-based compensation - employees	557,999	207,454
Stock-based compensation - services	-	108,647
Change in fair value of contingent consideration	(148,000)	-
Loss on extinguishment of debt	438,834	-
Change in fair value of preferred stock liability and embedded derivative liability	(243,883)	-
Non-cash commitment fee expenses	375,000	375,000
Non-cash marketing and advertising	3,373,866	-
Non-cash compensation expense - GTG Financial	106,000	-
Non-cash dividend payable on Series A convertible preferred stock	78,391	-
Gain on rescission of GTG acquisition	(94,071)	-
Loss/(gain) on sale of property and equipment	48,748	(31,392)
Loss/(gain) from equity method investment	10,077	(20,663)
Changes in operating assets and liabilities
Accounts receivable	139,482	150,736
Receivable from related parties	12,873	-
Payable to related parties	(3,665)	-
Prepaid expenses	57,711	193,260
Other current assets	(286,820)	(6,843)
Accounts payable	(555,707)	(59,178)
Accrued expenses	(781,173)	(177,148)
Deferred liabilities	(236,101)	-
Total adjustments	3,894,530	1,189,841
Net cash used in operating activities	(8,847,162)	(3,806,090)

Cash Flows from Investing Activities:
Additions to property and equipment	(32,604)	(8,781)
Proceeds from sale of properties	-	78,000
Net cash acquired in business combination	349,529	(20,464)
Deconsolidation of GTG cash	(207,606)	-
Cash used for additions to capitalized software	(156,892)	(417,024)
Net cash used in investing activities	(47,573)	(368,269)

Cash Flows from Financing Activities:
Proceeds from issuance of debt	155,481	5,000,000
Payments of debt	(5,409,086)	(205,134)
Proceeds from issuance of common stock	21,615,811	-
Debt extinguishment expenses	(368,769)	-
Equity issuance expenses	(941,742)	-
Net cash provided by financing activities	15,051,695	4,794,866

Net increase in cash	6,156,960	620,507

Effect of exchange rate changes on cash	(1,611)	-

Cash - Beginning of Period	3,123,530	6,456,370

Cash - End of Period	$9,278,879	$7,076,877

Supplemental disclosure of cash flow information
Cash paid for interest	457,036	130,607

Noncash Investing and Financing Activities:
Preferred stock issuance - MMC transaction	5,000,000	-
Non-cash conversion of debt to equity – Streeterville Capital, LLC	720,065	-
Issuance of warrants to placement agents in connection with equity offerings	299,768	-

Non-GAAP Financial Measures

To supplement our financial information presented in accordance with U.S. GAAP, we believe “Adjusted EBITDA,” a “non-U.S. GAAP financial measure,” as such term is defined under the rules of the SEC, is useful in evaluating our operating performance. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-U.S. GAAP financial measure may be helpful to investors because it provides consistency and comparability with past financial performance. However, this non-U.S. GAAP financial measure is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate a similarly titled non-U.S. GAAP measure differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of this non-U.S. GAAP financial measure as a tool for comparison. A reconciliation is provided below for our non-U.S. GAAP financial measure to the most directly comparable financial measure stated in accordance with U.S. GAAP. Investors are encouraged to review the related U.S. GAAP financial measure and the reconciliation of this non-U.S. GAAP financial measure to its most directly comparable U.S. GAAP financial measure, and not to rely on any single financial measure to evaluate our business.

We use Adjusted EBITDA, a non-U.S. GAAP financial measure, to evaluate our operating performance and facilitate comparisons across periods and with peer companies. We reconcile our Adjusted EBITDA to our net income (loss) adjusted to exclude interest expense, depreciation and amortization, changes in fair value of contingent consideration and preferred stock, share-based compensation, and other non-cash, non-operating, or non-recurring items that we believe are not indicative of our core business operations. We believe this measure provides useful insight into our ongoing performance; however, it should not be considered a substitute for, or superior to, net income or other financial information prepared in accordance with U.S. GAAP.

The following table provides a reconciliation of net income to Adjusted EBITDA for the periods presented below:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30
	2025	2024	2025	2024
Net loss	$(5,781,324)	$(2,098,574)	$(12,741,692)	$(4,995,931)
Adjusted to exclude the following
Depreciation and amortization	132,001	163,439	393,445	304,222
Amortization of loan discounts and origination fee(1)	303,122	36,250	545,624	36,250
Non-cash marketing expenses(2)	2,079,874	-	3,373,865	-
Impairment of intangible assets	-	-	105,900	-
Changes in fair value of contingent consideration(3)	(67,000	-	(148,000	-
Change in fair value of preferred stock(4)	95,495	-	(243,883	-
Loss on extinguishment of debt(5)	368,769	-	438,834	-
GTG deconsolidation gain(6)	(94,071	-	(94,071	-
Gain (loss) on equity method investments	7,679	108,382	10,077	(20,663
Interest expense	85,242	119,881	388,741	131,723
GEM commitment fee (7)	125,000	125,000	375,000	375,000
Share based compensation (8)	286,656	113,037	557,999	207,454
Equity offering costs(9)	250,000	-	480,774	-
Acquisition-related expenses	-	178,678	87,352	363,426
Adjusted EBITDA	(2,208,557)	(1,253,907)	(6,467,579)	(3,598,519)

(1)	Represents amortization of all debt issuance costs and original issue discount due to the repayment of the secured promissory note issued to Streeterville Capital, LLC (“Streeterville”), including the prepayment penalty.

(2)	Represents the non-cash marketing expenses such as the utilization of credits from Mercurius Media Capital LP (“MMC”).

(3)	Represents remeasurement gains or losses related to the contingent consideration of reAlpha Mortgage.

(4)	Represents non-cash remeasurement gains or losses related to the shares of Series A Preferred Stock issued in the MMC transaction.

(5)	Represents a loss recognized upon the extinguishment of the debt related to the secured promissory note issued to Streeterville.

(6)	Represents a gain recognized upon the rescission of the GTG Financial, Inc. acquisition.

(7)	Represents the commitment fee of $1,000,000 incurred in connection with the equity facility from GEM Yield Bahamas Limited and GEM Global Yield LLC SCS, which has been amortized over a period of 24 months, beginning on October 23, 2023.

(8)	Represents non-cash expenses related to shares of common stock issued to certain employees and restricted stock units granted to our executive officers and certain employees.

(9)	Represents legal and professional fees incurred in connection with the issuance of shares of common stock and warrants through the best efforts public offering completed on July 18, 2025, the registered direct offering and concurrent private placement completed on July 22, 2025, and the at-the-market program with Wainwright.